SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                          Date of Report (Date of earliest event reported) July 25, 2014

Air T, Inc.

(Exact Name of Registrant as Specified in its Charter)

                                Delaware                                                                0-11720                              52-1206400
                  (State or Other Jurisdiction                                  (Commission File Number)          (I.R.S. Employer
                         of Incorporation)                            Identification No.)

3524 Airport Road
        Maiden, North Carolina 28650
(Address of Principal Executive Offices)
 (Zip Code)

                                   (828) 464-8741
 (Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

                Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 25, 2014, Air T, Inc. (the “Company”) appointed Cheryl C..Sigmon as its Vice President-Finance, Treasurer and Secretary and designated her as the Company’s principal financial officer.  On July 25, 2014, the Company appointed Candice L. Otey as Controller of the Company and designated her as the Company’s principal accounting officer.

Ms. Sigmon, age 58, joined the Company in March 1983 and has served in various accounting positions, including as Chief Accounting Officer since September 2006, though in such position Ms. Sigmon was not designated as the Company’s principal accounting officer.  In connection with her appointment as Vice President-Finance, Treasurer and Secretary and designation as the Company’s principal financial officer, Ms. Sigmon’s annual salary rate was set at $150,000.

Ms. Otey, age 31, has served as Tax Manager of the Company since May 2014.  Prior to joining the Company, Ms. Otey served as Senior Tax Associate of Time Warner Cable from January 2012 to May 2014 and as Senior Tax Associate of KPMG LLP from July 2008 to January 2012.  Ms. Otey is a Certified Public Accountant.  In connection with her appointment as Controller and designation as the Company’s principal accounting officer, Ms. Otey’s annual salary rate was set at $86,000.

In connection with the previously disclosed resignation of John Parry as the Company’s Chief Financial Officer, Vice President-Finance, Treasurer and Secretary, which was effective on July 23, 2014, and the transition of his responsibilities upon his resignation, on July 25, 2014 Mr. Parry and the Company entered into a Transition and Consulting Agreement which provides that for a period of six weeks Mr. Parry will serve as a consultant to the Company.  Mr. Parry would receive $44,400 for these consulting services.  In addition, the agreement confirms the payment by the Company to Mr. Parry of $9,600, less applicable withholding, for accrued and unused vacation pay.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 25, 2014

AIR T, INC.

By: /s/ Nick Swenson
Nick Swenson, President-and Chief Executive Officer